Exhibit 8.1(a)

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com
November 16, 2016

Southern Power Company
30 Ivan Allen Jr. Blvd., N.W.
Atlanta, Georgia 30308

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Southern Power Company, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (Registration Statement No. 333-213264)(the “Registration Statement”), including the Prospectus dated August 23, 2016 (the “Prospectus”) included in the Registration Statement, and a Prospectus Supplement dated November 10, 2016 (the “Prospectus Supplement”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Prospectus and the Prospectus Supplement describe the Company’s offer to sell $600,000,000 aggregate principal amount of the Company’s Series 2016D 1.950% Senior Notes due December 15, 2019 (the “Notes”). This opinion relates to the discussion set forth under the caption “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS” of the Prospectus Supplement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus Supplement.

In connection with the preparation of our opinion, we have examined such documents and other materials as we have deemed appropriate, including, but not limited to, the Prospectus and the Prospectus Supplement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, officer’s certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below. Our opinion assumes (i) the accuracy of the facts contained in the Prospectus and the Prospectus Supplement and other materials examined by us and (ii) the consummation of the offer to sell the Notes in the manner contemplated by, and in accordance with the terms set forth in, the Prospectus and the Prospectus Supplement.

Based upon and subject to the foregoing, the discussion contained in the Prospectus Supplement under the caption “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS,” subject to the limitations described therein, constitutes the opinion of Troutman Sanders LLP. There can be no assurance that changes in the law will not take place that could affect such United States federal income tax consequences, or

ATLANTA BEIJING CHARLOTTE CHICAGO HONG KONG NEW YORK ORANGE COUNTY PORTLAND RALEIGH RICHMOND SAN DIEGO SAN FRANCISCO SHANGHAI TYSONS CORNER VIRGINIA BEACH WASHINGTON, DC

November 16, 2016

that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

Our opinion expresses our view only as to United States federal income tax laws in effect as of the date hereof. The authorities upon which our opinion relies are subject to change with potential retroactive effect. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any change in United States federal income tax laws or the application or interpretation thereof that could affect our opinion.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption “Legal Matters” and in the Prospectus and the Prospectus Supplement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Sanders LLP